NL REPORTS FIRST QUARTER 2023 RESULTS

DALLAS, TEXAS – May 3, 2023 – NL Industries, Inc. (NYSE: NL) today reported a net loss attributable to NL stockholders of $6.7 million, or $.14 per share, in the first quarter of 2023 compared to net income attributable to NL stockholders of $18.6 million, or $.38 per share, in the first quarter of 2022.  NL results include an unrealized loss of $5.5 million in the first quarter of 2023 related to the change in value of marketable equity securities compared to an unrealized gain of $.7 million in the first quarter of 2022.

CompX net sales were $41.2 million in the first quarter of 2023 compared to $42.1 million in the first quarter of 2022.  CompX net sales decreased primarily due to lower Security Products sales to the government security and healthcare industry markets, partially offset by higher Marine Components sales predominantly to the industrial market. Income from operations attributable to CompX increased to $7.0 million in the first quarter of 2023 compared to $6.3 million in the first quarter of 2022 due to higher Marine Components sales and gross margins which more than offset lower Security Products sales.

NL recognized equity in losses of Kronos of $4.6 million in the first quarter of 2023 compared to equity in earnings of Kronos of $17.5 million in the first quarter of 2022. Kronos’ net sales of $426.3 million in the first quarter of 2023 were $136.6 million, or 24% lower than in the first quarter of 2022. Net sales comparisons were impacted by the net effects of lower sales volumes in all Kronos’ major markets, partially offset by higher average TiO2 selling prices. Kronos’ TiO2 sales volumes were 29% lower in the first quarter of 2023 as compared to the first quarter of 2022. Average TiO2 selling prices were 4% higher in the first quarter of 2023 as compared to the first quarter of 2022. Average TiO2 selling prices at the end of the first quarter of 2023 were 4% lower than at the end of 2022. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $11 million in the first quarter of 2023 as compared to the first quarter of 2022.  The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ loss from operations in the first quarter of 2023 was $18.3 million as compared to income from operations of $83.3 million in the first quarter of 2022. Kronos’ income from operations decreased in the first quarter of 2023 compared to the same period in 2022 primarily due to lower sales volumes and higher production costs (including raw material and energy costs), somewhat offset by higher average TiO2 selling prices. In addition, cost of sales in the first quarter of 2023 includes $22 million of unabsorbed fixed production and other manufacturing costs associated with production curtailments at certain of Kronos’ facilities during the first quarter as it adjusted its TiO2 production volumes to align inventory levels with lower demand. Kronos’ TiO2 production volumes were 24% lower in the first quarter of 2023 compared to the first quarter of 2022. As a result of reduced demand and scheduled maintenance activities, Kronos operated its production facilities at 76% of practical capacity utilization in the first quarter of 2023 compared to full practical capacity in the first quarter of 2022. Fluctuations in currency exchange rates (primarily the euro) decreased Kronos’ loss from operations approximately $19 million in the first quarter of 2023 as compared to the first quarter of 2022.

Corporate expenses increased $.4 million in the first quarter of 2023 compared to the first quarter of 2022 primarily due to higher litigation fees and related costs, partially offset by lower administrative expense. Interest and dividend income increased $1.7 million in the first quarter of 2023 compared to the same period of 2022 primarily due to higher average interest rates and increased investment balances, somewhat offset by lower average balances on CompX’s revolving promissory notes receivable from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the period.

Our net loss attributable to NL stockholders for the first three months of 2023 includes income of $.01 per share due to Kronos’ recognition of a pre-tax insurance settlement gain related to a business interruption insurance claim arising from Hurricane Laura in 2020.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw material (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks, certain regional and world events or economic conditions and public health crises such as COVID-19);
●	Competitive products and substitute products;
●	Price and product competition from low-cost manufacturing sources (such as China);
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities;
●	Potential increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;

●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except earnings per share)

	Three months ended
	March 31,
	2022	2023

	(unaudited)
Net sales	$42.1	$41.2
Cost of sales	30.0	28.5

Gross margin	12.1	12.7

Selling, general and administrative expense	5.8	5.7
Corporate expense	2.4	2.8

Income from operations	3.9	4.2

Equity in earnings (losses) of Kronos Worldwide, Inc.	17.5	(4.6)

Other income (expense):
Interest and dividend income	.3	2.0
Marketable equity securities	.7	(5.5)
Other components of net periodic pension and OPEB cost	(.2)	(.4)
Interest expense	(.3)	(.2)

Income (loss) before income taxes	21.9	(4.5)

Income tax expense	2.7	1.4

Net income (loss)	19.2	(5.9)

Noncontrolling interest in net income of subsidiary	.6	.8

Net income (loss) attributable to NL stockholders	$18.6	$(6.7)

Net income (loss) per share attributable to NL stockholders	$.38	$(.14)

Weighted average shares used in the calculation of net income per share	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended
	March 31,
	2022	2023

	(unaudited)
CompX - component products	$6.3	$7.0
Corporate expense	(2.4)	(2.8)

Income from operations	$3.9	$4.2

CHANGE IN KRONOS’ NET SALES

Three months ended
March 31,
2023 vs. 2022
(unaudited)
Percentage change in net sales:
TiO2 product pricing	4%
TiO2 sales volume	(29)
TiO2 product mix/other	3
Changes in currency exchange rates	(2)

Total	(24)%